Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 11, 2026, except for the effects of the reverse recapitalization discussed in Note 1, as to which the date is November 6, 2026, relating to the consolidated financial statements of Blue Laser Fusion, Inc. appearing in the Current Report on Form 8-K of Blue Laser Fusion, Inc. filed with the Securities and Exchange Commission on November 9, 2026.

/s/ Frank, Rimerman + Co. LLP

San Francisco, California

November 9, 2026